EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores, Inc., Names Craig C. Sturken President and Chief Executive Officer

GRAND RAPIDS, MICHIGAN- March 3, 2003- Spartan Stores, Inc., (Nasdaq: SPTN), a Fortune 500 retail grocer and distributor in the Midwest, announced today the appointment of Craig C. Sturken, as President and Chief Executive Officer effective March 3, 2003. Mr. Sturken has spent his entire career in the grocery industry and brings more than 40 years of retail grocery and wholesale experience to Spartan Stores including 10 years as Chief Executive Officer of the Great Atlantic & Pacific Tea Company's (A&P) Midwest and Atlantic regions.

Most recently, as Chief Executive Officer of A & P's Atlantic region, Mr. Sturken led the effort to return the 370-store, 35,000-employee retail operation to sales growth and profitability. While there, Mr. Sturken is credited with a significant turnaround of the region's revenues and profits. As the eight-year Chief Executive Officer of the Detroit, Michigan based Midwest region, Mr. Sturken directed the operation of 130 retail stores and 15,000 employees under the Farmer Jack, Food Emporium and Kohl's supermarket banners. In his regional CEO positions, he has been instrumental in developing and implementing market-specific retail strategies, including innovative category management techniques that significantly improved both sales and profit growths, and the company's competitive market positions.

Prior to A & P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brother's Company. As Vice President of Hannaford Brother's Seacoast division, Portland, Maine, he played a key role in the company's transition from a wholesale-based to a retail-based company. His efforts were central to Hannaford's success in becoming a leader in the retail supermarket industry, with strong market positions in each of the markets served. This experience provided Mr. Sturken with a thorough understanding of both business segments.

"Craig brings a wealth of experience and leadership in the supermarket industry," said Dr. Elson S. Floyd, a Spartan Stores' director and chair of the executive search committee. "Craig's understanding of the grocery retail and distribution business, his industry achievement record, and his reputation for building managerial teams that have successfully competed during challenging market conditions make him an ideal choice. We are pleased to have an individual with such extensive industry experience and leadership skills join our company," Floyd said.

"We are delighted to have Craig join Spartan Stores as the new President and Chief Executive Officer," said James B. Meyer, Chairman and former President and Chief Executive Officer. "He has a thorough understanding of retail grocery and distribution operations, and has great insight of our geographic markets. I am confident that Craig will provide the leadership and vision necessary to ensure our future success as a leading regional retail grocer and distributor," Meyer said.

During Mr. Meyer's tenure, Spartan Stores experienced rapid growth by strategically shifting its operational focus from a strict grocery distributor to include retail operations with more than 100 stores in Michigan and Ohio. Mr. Meyer's entrepreneurial leadership forged a strategic role for Spartan Stores in grocery retail in the Midwest and transformed Spartan into a publicly traded company.

"I look forward to joining with Spartan Stores' managers and associates in taking the Company to the next level. I am eager to begin applying my leadership skills and industry knowledge to strengthen and extend Spartan's leading regional position. It is a sincere pleasure to be joining an organization that has enjoyed an 87-year history of success and I am firmly committed to uphold the outstanding reputation the Company has forged in its distribution business. I believe Spartan's outstanding distribution capabilities and loyal customer base combined with my passion for grocery retailing is a wonderful formula for success," said Mr. Sturken.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 94 supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Madison Family Market, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.